EXHIBIT 12.1

legal & compliance, llc

laura aNTHONy, esq.

JOHN CACOMANOLIS, ESQ*

CHAD FRIEND, ESQ., LLM

PEARL HAHN, ESQ.**

LAZARUS ROTHSTEIN, ESQ.

OF COUNSEL:

PAULA A. ARGENTO, ESQ.***

CRAIG D. LINDER, ESQ.****

PETER P. LINDLEY, ESQ., CPA, MBA

STUART REED, ESQ.

MARC S. WOOLF, ESQ.

www.legalandcompliance.com WWW.SECURITIESLAWBLOG.COM WWW.LAWCAST.COM DIRECT E-MAIL: LANTHONY@LEGALANDCOMPLIANCE.COM

* licensed in FL and NY

**licensed in NY

***licensed in D.C.

****licensed in FL, CA and NY

February 14, 2018

Sterling Consolidated Corp.

428 Broadway

New York, New York 10013

Re: Sterling Consolidated Corp. Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as securities counsel to Sterling Consolidated Corp. (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Regulation A Offering Statement on Form 1-A (the “Offering Statement”) relating to the offer by the Company of a minimum of 1,111,111 shares of common stock and a maximum of 55,555,555 shares of common stock, par value of $0.001 per share, on a “best efforts” basis. The Company expects that the fixed initial public offering price per share will be from $0.25 to $0.90 per share upon qualification of the Offering Statement.

This opinion letter is being delivered in accordance with the requirements of Item 17(12) of Form 1-A under the Securities Act of 1933, as amended.

In connection with rendering this opinion, we have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to this opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

We have reviewed: (a) the certificate of incorporation of the Company; (b) the bylaws of the Company; (c) the offering circular; and (d) such other corporate documents, records, papers and certificates as we have deemed necessary for the purposes of the opinions expressed herein.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered in the manner and/or the terms described in the Offering Statement as filed (after it is declared qualified), will be validly issued, fully paid and non-assessable.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the State of Nevada and (b) the federal laws of the United States. We express no opinion as to laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion should the laws be changed after the effective date of the Offering Statement by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely yours,

/s/ Laura E. Anthony
Laura E. Anthony,
For the Firm

330 CLEMATIS STREET, #217 ● WEST PALM BEACH, FLORIDA ● 33401 ● PHONE: 561-514-0936 ●

FAX 561-514-0832